Exhibit 2.1

ASSET SALE AND PURCHASE AGREEMENT

relating to the sale and purchase

of certain assets and liabilities of SIGMA

Medical B.V.

DATED 3 October 2011

Sigma Medical B.V.

as Seller

and

Conceptus B.V.

as Purchaser

INDEX

Clause		Page

1	DEFINITIONS AND INTERPRETATION	2
2	SALE AND PURCHASE	3
3	PURCHASE PRICE	5
4	CONDITIONS PRECEDENT	6
5	COMPLETION	8
6	EMPLOYEES	9
7	POST-COMPLETION COVENANT	10
9	WARRANTIES	10
10	BREACH	11
11	LIMITATION OF LIABILITY	13
12	SPECIFIC INDEMNITIES	14
13	PURCHASE PRICE ADJUSTMENT	14
14	TAX MATTERS	15
15	TRANSITIONAL PROVISIONS	16
16	CONFIDENTIALITY AND ANNOUNCEMENTS	16
17	NON-COMPETE AND NON-SOLICITATION	17
18	MISCELLANEOUS	18

ANNEXES

Annex 1.1	Definitions
Annex 2.1(a)	Movable Assets
Annex 2.1(b)	Inventory
Annex 2.1(c)	Accounts Receivable
Annex 2.1(d)	Contracts
Annex 2.1(e)	Licences
Annex 2.1(f)	Intellectual Property
Annex 2.3.2	Assumed Liabilities
Annex 3.2.2	Parent Guarantee
Annex 4.1(a)	Consultancy Agreement
Annex 4.1(b)	Lease Agreement
Annex 4.1(c)	Administrative Services Agreement
Annex 5.3	Completion Agreement
Annex 6	Employees
Annex 7.2(c)	Settlement Agreement Ms. M. Zijlstra
Annex 9.1	Seller’s Warranties
Annex 9.6	Purchasers’ Warranties

APPENDICES

Appendix 1	Disclosures

THIS ASSET SALE AND PURCHASE AGREEMENT is dated 3 October 2011 and made between:

(1)	Sigma Medical B.V., a private company with limited liability, incorporated under the laws of The Netherlands, with registered office at Watermanstraat 66-68, 7324 AK Apeldoorn, The Netherlands, duly represented by Mr. Reinder Hogeboom, its managing director, hereinafter referred to as the “Seller”;

(2)	Conceptus B.V., a private company with limited liability, incorporated under the laws of The Netherlands, with registered office at Watermanstraat 66, 7324 AK Apeldoorn, The Netherlands, duly represented by Mr. Gregory Lichtwardt, its managing director, hereinafter referred to as the “Purchaser”;

(the Seller and the Purchaser are jointly referred to as the “Parties” and each individually as a “Party”).

WHEREAS:

(A)	The Purchaser manufactures, markets and distributes both directly and through a network of distributors globally, a permanent birth control procedure called “Essure®” (hereinafter: “Essure”);

(B)	The Seller is engaged in the business of the retail and distribution of medical and dental devices and has, by means of a prior distribution agreement between the Parties dated 17 January 2004 (the “Distribution Agreement”), acquired the right to sell, market and distribute Essure in the Netherlands (the “Business”);

(C)	The Purchaser wishes to purchase from the Seller the assets and rights related to the Business;

(D)	The Parties have entered into a Letter of Intent dated 24 August 2011, which was intended to memorialize the essential terms and structure of the Transaction;

(E)	The Seller has prepared a Data Room and has made available information in the Data Room concerning the Business. The Seller gave the Purchaser’s Representatives access to the Data Room for the purposes of a due diligence review in respect of commercial, financial, legal, employment, tax, regulatory and other matters relating to the Business, as well as the opportunity to make a site visit to the relevant sites of the Business;

(F)	The Parties have obtained all necessary corporate approvals to enter this Agreement and to complete the sale, purchase and transfer of the Business;

(G)	The Parties have complied with the Socio-Economic Council Merger Regulation 2000 (SER Fusiegedragsregels 2000) and the Works Councils Act 1971 (Wet op de Ondernemingsraden 1971) and any other similar laws and regulations in any relevant jurisdiction that are applicable to the Transaction;

(H)	The Seller desires to sell and agree to transfer, assign and deliver to the Purchaser the assets of the Business and the Purchaser desires to purchase and agrees to accept transfer, assignment and delivery of such assets, subject to the terms and conditions of this Agreement.

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Capitalized words and expressions used in this Agreement have the meaning set out in Annex 1.1, unless the context clearly requires otherwise.

1.2	Interpretation

In this Agreement:

(a)	the singular includes the plural and vice versa, and each gender includes the other genders;

(b)	references to “writing” shall be to letters and facsimiles only;

(c)	the words “include”, “including” and “includes” shall be deemed to be followed by the words “without limitation”;

(d)	references to any time of day are to the time in the Netherlands;

(e)	headings are inserted for convenience only and shall not affect the interpretation of this Agreement;

(f)	reference to a statutory provision or law includes a reference to that statutory provision or law as amended, extended or applied by or under any other statute or law after Completion;

(g)	references to Clauses, Annexes or Schedules are, unless otherwise indicated, references to clauses, annexes or schedules of this Agreement

(h)	all Recitals, Annexes and Schedules to this Agreement form an integral part of this Agreement and shall have the same force and effect as any other provisions of this Agreement;

(i)	no provision of this Agreement shall be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision;

(j)	a reference to a person includes any individual, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality); and

(k)	references to any Dutch legal term shall in respect of any jurisdiction other than the Netherlands be construed as a reference to the term or concept which most nearly corresponds to it in that jurisdiction;

2	SALE AND PURCHASE

2.1	Sale and Purchase

Subject to the terms and conditions of this Agreement, the Seller hereby sells and agrees to assign, transfer and deliver and the Purchaser hereby purchases and agrees to accept transfer, assignment and delivery of the following assets and rights of the Business (collectively, the “Assets”) in full legal and beneficial ownership, free and clear from any Encumbrance:

(a)	all movable tangible assets, including all equipment and marketing materials, used by the Seller with respect to the operation of the Business, including the assets set forth in Annex 2.1(a) (the “Movable Assets”);

(b)	all inventory, packaging materials and other supplies related thereto and stock used by the Seller with respect to the operation of the Business and intended for sale in the Netherlands, including those set forth in Annex 2.1(b) (the “Inventory”);

(c)	all trade accounts receivable, notes receivable and other rights to payment or accounts from customers of the Seller, including those set forth in Annex 2.1(c) and the benefit of all security for such accounts or rights to payment including any claim, remedy or other right related to any of the foregoing of the Seller arising out of the operation of the Business after the Completion Date (the “Accounts Receivable”);

(d)	all contracts, purchase orders and agreements to which the Seller is a party and which relate to the Business, including those set forth in Annex 2.1(d) (the “Contracts”);

(e)	to the extent transferable, all authorizations, licences, consents or permissions relating to the Business or necessary for the operation of the Business or the ownership of the Assets and all pending applications therefore or renewals thereof, including those (to the extent transferable) set forth in Annex 2.1(e) (the “Licences”);

(f)	the intellectual property specifically and exclusively related to the distribution and marketing of Essure in the Netherlands, including such as set forth in Annex 2.1(f) (the “Intellectual Property”);

(g)	all general, financial and personnel records, ledgers, sales invoices, accounts and payable records, files, books and documents, correspondence and other files and records pertaining to the operation of the Business, including the information set forth in Annex 2.1(g) (the “Records”);

(h)	all rights of the Seller under the Distribution Agreement;

(i)	all employment agreements for those employees listed in Annex 6 (the “Employment Contracts”); and

(j)	all documents, files and records containing technical support and other information pertaining to the operations of the Seller related solely to the performance by the Seller under the Distribution Agreement.

2.2	Notwithstanding the foregoing, the Seller may retain and use in appropriate circumstances photocopies of any Contracts or records: (i) which relate to activities of the Seller other than the Business, or (ii) which are required to be retained pursuant to any legal requirement, for financial reporting purposes or for tax purposes.

2.3	Assumed Liabilities

2.3.1	The Seller shall retain and be solely responsible for any and all Liabilities of the Seller or its business that arise or exist prior to the Completion Date.

2.3.2

Subject to the terms and conditions set forth in this Agreement, the Purchaser herewith assumes subject to Completion and, when required, shall pay, perform and discharge when due, all Liabilities of the Seller which (i) arise after the Completion Date as a result of the operation by the Purchaser of the Business and (ii) are expressly assumed by the Purchaser under the terms of this Agreement, as set forth in Annex 2.3.2 (collectively, the “Assumed Liabilities”).

2.4	Excluded assets

No assets other than the Assets mentioned in Clause 2 under 2.1(a) up to and including 2.1(j) will be part of the Transaction contemplated hereunder.

2.5	Property interests not assignable

In the event that any Asset that would be transferred and assigned to the Purchaser in accordance with Clause 2 but is for any reason determined to be non-assignable, whether because of Applicable Law, government regulation, the refusal of a third party to allow the assignment or conveyance, or otherwise, the Seller agrees to continue to hold its interest in the same and to license or let such Asset to the Purchaser at a cost that does not exceed the amount paid by the Seller to the third party holding the same.

2.6	Intellectual Property

The Purchaser will not receive title to the name SIGMA or any trademark or related intellectual property associated with the name SIGMA, nor will the Purchaser receive title to any other intellectual property except for the Intellectual Property.

3	PURCHASE PRICE

3.1	Purchase Price

In consideration for the sale and transfer of the Assets and Assumed Liabilities, the Purchaser shall pay to the Seller an amount of EUR 2.625.000,- (two million six hundred twenty five thousand euro) (the “Purchase Price”).

3.2	Payment

3.2.1	The Purchase Price shall be payable in three installments:

(a)	The first installment in the amount of EUR 2.125.000,- (two million one hundred twenty five thousand euro) shall be paid on the Completion Date (the “Initial Purchase Price”).

(b)	Subject to Clauses 10.1 and 13, the second installment in the amount of EUR 250.000,- (two hundred fifty thousand euro) shall be paid six (6) months after the Completion Date.

(c)	Subject to Clauses 10.1 and 13, the third installment in the amount of 250.000,- (two hundred fifty thousand euro) shall be paid twelve (12) months after the Completion Date.

The Purchaser shall procure that the Initial Purchase Price shall have been paid in cash, in immediately available funds and with value on the Completion Date, by or on behalf of the Purchaser by wire transfer to the Notary Account under the reference “Conceptus / Sigma Medical: 70079820” by no later than 10h00 on the Completion Date. The Initial Purchase Price shall be held by the Notary in the Notary Account for and on behalf of the Purchaser until the Completion Agreement has been duly executed as set forth in Clause 5.3, upon which the Notary will release the amount of the Initial Purchase Price to the Seller to the bank account set forth in Clause 3.2.2 below.

3.2.2	Subject to Clauses 10.1 and 13, the Purchaser shall, in full and final settlement of its obligations under Clause 3, pay the second and third installments of the Purchase Price as set forth in Clause 3.2.1(b) and 3.2.1(c) respectively, by way of a wire transfer, in immediately available funds in cash, to account no. 37.41.65.254 at the attention of Sigma Medical B.V. at the Rabobank Zaanstreek with reference to “Essure”. As an additional guarantee for the fulfillment of the Purchaser’s payment obligations with respect to the second and third installments of the Purchase Price, Conceptus Inc., the sole shareholder of the Purchaser, will issue a Parent Guarantee to the Seller, attached hereto as Annex 3.2.2

3.3	Value Added Tax

If any VAT will be due over the Purchase Price under Applicable Laws, such amount will be paid by the Purchaser in accordance with Clause 14.

4	CONDITIONS PRECEDENT

4.1	Conditions Precedent in respect of both the Seller and the Purchaser

The respective obligations of the Seller and the Purchaser to proceed with the Completion are subject to the fulfillment of the following Conditions Precedent, or the waiver thereof in writing by each of the Seller and the Purchaser, each at its sole discretion, at or prior to the Completion:

(a)	execution of the consultancy agreement between the Purchaser and Mr. R. Hogeboom, attached hereto as Annex 4(a) (the “Consultancy Agreement”);

(b)	execution of the lease agreement between the Purchaser and Mr. R. Hogeboom, attached hereto as Annex 4(b) (the “Lease Agreement”); and

(c)	execution by the Parties of the administrative services agreement, attached hereto as Annex 4(c) (the “Administrative Services Agreement”).

4.2	Condition Precedent in respect of to Seller’s obligation to proceed with Completion

The obligation of the Seller to proceed with the Completion is subject to the satisfaction of the following Condition Precedent, or the waiver thereof in writing by the Seller at its sole discretion, at or prior to the Completion:

(a)	There are no facts or circumstances constituting a breach by the Purchaser of any of its obligations under this Agreement;

(b)	each and all of the Purchaser’s Warranties are true, accurate and not misleading as at the Completion Date as if made on the Completion Date;

(c)	the Purchaser shall have performed its obligations under this Agreement required to be performed by it at or prior to the Completion in accordance with the terms hereof;

(d)	no Governmental Authority or third party has commenced or announced any proceeding and no proceeding is threatening (i) involving any challenge to, or seeking damages or other relief in connection with the contemplated Transaction or (ii) that may have the effect of preventing, delaying or otherwise interfering with the contemplated Transaction; and

(e)	the Completion or any other transaction contemplated by this Agreement shall not have been prohibited or restricted pursuant to the enactment, promulgation or enforcement of any Applicable Laws.

4.3	Conditions Precedent in respect of the Purchaser’s obligation to proceed with Completion

4.3.1	The obligation of the Purchaser to proceed with the Completion is subject to the satisfaction of each of the following Conditions Precedent, or the waiver thereof in writing by the Purchaser at its sole discretion, at or prior to the Completion:

(a)	there are no facts or circumstances constituting a Seller Breach;

(b)	each and all of the Seller’s Warranties are true, accurate and not misleading as at the Completion Date as if made on the Completion Date;

(c)	the Seller has performed its obligations under this Agreement required to be performed by it, at or prior to the Completion in accordance with the terms hereof;

(d)	the Seller has resolved any outstanding tax, accounting, legal or other matters existing on or before the Completion Date and related to the Business;

(e)	the Seller has caused full payment of all indebtedness of any taxes, lease payments or any other financial obligations existing on or before the Completion Date and relating to the Business, including all payables to Conceptus S.A.S.;

(f)	no Governmental Authority or third party has commenced or announced any proceeding and no proceeding is threatening (i) involving any challenge to, or seeking damages or other relief in connection with the contemplated Transaction or (ii) that may have the effect of preventing, delaying or otherwise interfering with the contemplated Transaction;

(g)	the Completion or any other transaction contemplated by this Agreement shall not have been prohibited or restricted pursuant to the enactment, promulgation or enforcement of any Applicable Laws; and

(h)	the execution by Mr. Mark Rietdijk of a non-compete agreement with the Seller, satisfactory to the Purchaser.

5	COMPLETION

5.1	Date and place

The Completion shall take place on 3 October 2011.

5.2	Completion deliveries

At or before Completion, the Seller shall deliver to the Purchaser:

(a)	the Contracts

(b)	a list of Accounts Receivable;

(c)	all outstanding and unpaid purchase orders;

(d)	all assets listed in Annex 2.1(g); and

(e)	an overview of the Inventory.

5.3	Completion Agreement

At Completion, the Seller and the Purchaser shall execute before the Notary the Completion Agreement as attached hereto as Annex 5.3.

5.4	No third party consent obtained

If at Completion any consent or cooperation required for the transfer of the Assets or Assumed Liabilities has not been obtained, the Parties shall use their best efforts to obtain such consent or cooperation. In addition the Parties shall enter into such arrangements as necessary or desirable to ensure that, until such consent or cooperation has been obtained, the Parties will be placed in the position in which they would have been, had the consent been obtained.

5.5	Amounts received after the Completion by the Seller

All amounts received by the Seller after Completion in respect of the Business and which are not otherwise transferred to the Purchaser pursuant to this Agreement shall, if and insofar as they relate to the period on or after the Completion Date, be paid by the Seller to the Purchaser.

6	EMPLOYEES

At Completion, the Employees (as listed in Annex 6) shall transfer to the Purchaser by operation of law pursuant to section 7:662 up to and including 7:666 of the DCC and shall be employed as of that date on the same terms and conditions as the employment conditions currently in force. Years of service built up by the Employees with the Seller, their Affiliates or their predecessors shall not be affected by the transfer to the Purchaser.

The Purchaser shall indemnify and hold the Seller and its Affiliates harmless from and against any Employment Costs and Employment Liabilities in relation to the employment of the Employees as from the Completion Date.

7	POST-COMPLETION COVENANT

7.1	If at any time after the Completion, any further action is necessary or desirable to allow the Purchaser to continue to lawfully operate the Business, the Seller shall take or cause to be taken all such action, including without limitation the execution and delivery of such further instruments and documents as may be reasonably requested by the Purchaser for such purposes as well as all necessary third-party or government permits, authorizations, consents, approvals, certificates, licences or sub-licences. The Purchaser agrees to provide the information reasonable necessary for the Seller to comply with this Clause 7.

7.2	Without prejudice to Clause 7.1, the Seller undertakes to procure that the following conditions shall be met as soon as possible after Completion:

(a)	the Seller has obtained all necessary third-party consents to the sale or assignment of the Assets;

(b)	the Seller has provided to the Purchaser an executed assignment, satisfactory to the Purchaser, of third-party licences, intellectual property rights and other intangibles, if any, necessary for the Purchaser to conduct the Business as set forth in this Agreement; and

(c)	the Seller has provided to the Purchaser a copy of the agreement attached hereto as Annex 7.2(c), duly signed and executed by the Seller and Mrs. Mirjam Zijlstra, in which (i) Mrs. Zijlstra unambiguously waives her right, if any, to transfer to the Purchaser together with the Business and to become an employee of the Purchaser by operation of law, and (ii) Seller agrees to re-employ Mrs. Zijlstra immediately following Completion, under the same terms and conditions of her current employment contract with the Seller.

9	WARRANTIES

9.1	Seller’s Warranties

The Seller hereby represents and warrants to the Purchaser that each statement contained in Annex 9.1 (the “Seller’s Warranties”) is true, accurate and not misleading, on the date of this Agreement and on the Completion Date.

9.2	Each Seller’s Warranty separate

Each of the Seller’s Warranties shall be construed as a separate warranty and shall not be limited or restricted, whether expressly or by reference to or inference from the terms of any other Seller’s Warranty.

9.3	Disclosure

Disclosures against any of the Seller’s Warranties shall not be deemed to be disclosures against any other Seller’s Warranty unless such disclosure is explicitly repeated as a disclosure also against such other Seller’s Warranty.

9.4	Pre Completion knowledge

The Parties agree that none of the Seller’s Warranties shall be qualified or limited by actual or constructive knowledge on the part of the Purchaser, whether resulting from any due diligence investigation carried out by or on behalf of the Purchaser or from any other information the Purchaser might have had access to, except for any actual knowledge of the Purchaser in respect of any disclosure explicitly, specifically and unambiguously made by the Seller in this Agreement.

9.5	Notification of Seller Breach

The Seller shall forthwith after becoming aware of a Seller Breach or of any event or circumstance that may reasonably be expected to result in a Seller Breach, inform the Purchaser in writing thereof, setting forth all relevant details in respect of such Seller Breach.

9.6	Purchaser’s Warranties

The Purchaser hereby represents and warrants to the Seller that each and every statement contained in Annex 9.6 (the “Purchaser’s Warranties”) is true, accurate and not misleading on the date of this Agreement and on the Completion Date.

10	BREACH

10.1	Breach by the Seller

Subject to the provisions of Clause 11, in the event of a breach of any of the Warranties or any non-fulfillment of any obligation of the Seller under this Agreement, the Consultancy Agreement, the Administrative Services Agreement and/or the Lease Agreement (a “Seller Breach”), the Seller shall be liable and shall compensate the Purchaser for the Damages suffered (or to be suffered) by the Purchaser and/or any of its Affiliates resulting from, in connection with, or attributable to such Seller Breach. The right of the Purchaser to compensation for Damages shall be without prejudice to any other right of the Purchaser, including the right to demand specific performance (whereby it shall be the sole discretion of the Purchaser to seek compensation for Damages, specific performances or both). The Purchaser shall moreover be entitled to set off any claim for Damages against its obligation to make the payments of the second and third installments of the Purchase Price as set forth in Clauses 3.2.1(b) and 3.2.1(c).

10.2	Notification of claims

The Purchaser shall within a reasonable period after being notified or becoming aware of any fact, circumstance or event which has led or may lead to a Seller Breach, inform the Seller thereof in writing stating, to the extent reasonably possible, the facts, circumstances or events that have led or may lead to a Seller Breach and a reasonable estimate of the Damages suffered or reasonably expected to be suffered. Such a notification given within such period shall be considered a notification within the meaning of Section 7:23(1) DCC.

10.3	Third party claims

The Purchaser shall keep the Seller promptly informed about the progress of claims of any person that could lead to a Seller Breach, and shall consult with the Seller on all steps to be taken in respect of such claim. If the Parties do not agree on the course of action to be taken, the Purchaser shall, at its sole discretion, be entitled to take, any action necessary to defend the third party claim, and to avoid, dispute, defend, appeal, compromise or settle the claim in any manner that the Purchaser deems appropriate. The Purchaser shall use reasonable endeavors to strike a fair balance between the interests of the Seller in keeping the claim as low as possible and the interests of the Purchaser to maintain good business relations with the third party concerned.

10.4	Information

The Seller shall maintain and shall procure that each of its Affiliates shall maintain, post Completion, in good order all relevant documents, data and information relating to any Seller Breach or possible Seller Breach.

11	LIMITATION OF LIABILITY

11.1	Maximum liability

Except as provided for in Clause 11.2 the liability of the Seller in respect of a Seller Breach shall not exceed the Purchase Price.

11.2	Minimum (aggregate) claims

The Seller shall not be liable in respect of a Seller Breach unless the amount of Damages with respect to all claims payable relating to such Seller Breach exceeds EUR 50.000 (in words: fifty thousand euro), in which case the full amount shall be payable and not merely the excess.

11.3	No limitation of Seller’s Liability

The Parties agree that the limitations set out in Clauses 11.1 and 11.2 shall not apply in respect of claims for Damages resulting from, in connection with or attributable to:

(a)	a Seller Breach in respect of paragraph C of Annex 9 (relating to Tax);

(b)	a Seller Breach that was willfully, or in gross negligence, not disclosed (in accordance with Clause 9.1) to the Purchaser; and

(c)	fraudulent conduct of the Seller, any of the Seller’s Affiliates, any of its or their employees or any of its or their Representatives.

11.4	Time limitation

The liability of the Seller in respect of a Seller Breach shall continue until:

(d)	the date that is ninety (90) Business Days after the last day on which a Tax Authority can claim the underlying Tax with respect to the Seller’s Warranties contained in Section C of Annex 9 (relating to Tax); and

(e)	the second anniversary of the Completion Date with respect to all other claims for a Seller Breach.

The above shall apply instead of Section 7:23(2) of the Dutch Civil Code.

11.5	Reduction of liability

In calculating the liability of the Seller in respect of any Seller Breach, such liability shall be reduced by:

(f)	any amount recovered from any third parties including insurers in respect of such claim or the event or circumstance giving rise to such claim;

(g)	any amount of Tax saving or refund enjoyed or received by the Purchaser related to the event or circumstance giving rise to such claim.

12	SPECIFIC INDEMNITIES

12.1	The Seller shall, on a euro-for-euro basis, indemnify (vrijwaren) and hold harmless the Purchaser from, and shall compensate the Purchaser for, any damages, losses, costs and expenses of whatever nature (including court costs and advisor’s fees) incurred by the Purchaser as a result of, in connection with or attributable to:

(h)	misrepresentation by the Seller or any of its employees with respect to the Business;

(i)	any violation by the Seller of Applicable Laws in relation to the Business; and

(j)	any right, claim or title, if any, that Mrs. Mirjam Zijlstra may have and/or invoke against the Purchaser pursuant to sections 7:662 up to and including 7:666 of the DCC.

13	PURCHASE PRICE ADJUSTMENT

The Parties have set the Purchase Price under the assumption that the average sales price of Essure kits shall remain stable until the end of the year 2012. If at any time on or before 31 December 2012 (i) the average sales price of Essure kits decreases below EUR 735,- and (ii) the total proceeds of the Essure kits sold in 2012 are less than EUR 735,- times 5.000, the Purchase Price shall be decreased with the amount of the decrease of the average sales price of Essure kits times the number of Essure kits sold for the reduced average sales price in 2012. If the average sales price of Essure kits shall decrease below EUR 735,- prior to 3 April 2012, the aforesaid calculation shall be made pro rata parte and be applied in respect of the second installment of the Purchase Price as set forth in Clause 3.2.1(b). The same procedure will be followed for the period between 4 April 2012 and 3 October 2012 and be applied to the third installment of the Purchase Price as set forth in Clause 3.2.1(c). The negative adjustment of the Purchase Price shall not exceed € 500.000,-.

14	TAX MATTERS

14.1	Existing proxies

The Seller hereby agrees to cancel any existing proxy (volmacht) with effect from the Completion Date held by any representative of the Seller to sign Tax Returns on behalf of the Business.

14.2	Tax Compliance

The Seller shall prepare and file or causes to be prepared and filed all Tax Returns relating to the Business in respect of all Tax Returns for pre-Completion periods, including Tax Returns relating to events prior to Completion giving rise to Tax after Completion.

The Purchaser shall prepare and file or cause to be prepared and filed all other Tax Returns relating to the Business, including Tax Returns for periods starting before the Completion Date and ending hereafter, using methods and principles as consistently applied in the previous Tax periods.

14.3	Going concern

The Parties will use all reasonable endeavors to secure that the sale and transfer of the Business to the Purchaser as of the Completion Date is not treated as a supply of goods or services for VAT purposes, but is considered as the transfer of a business as a going concern or a part hereof. As such, article 37d of the Dutch VAT Act 1968 (Wet op de Omzetbelasting 1968) will apply and the transfer of the Business will not be subject to VAT.

14.4	Payment of VAT

If however the Tax Authorities would determine that the transfer of the Business is subject to VAT, the Purchaser shall (on being supplied by the Seller with valid VAT invoices) satisfy the amount of any such VAT due in respect hereof within five (5) Business Days of receipt of such invoice.

14.5	VAT adjustment

The Seller will provide the Purchaser upon request with all details necessary to apply the VAT adjustment rules for both movable investment goods and immovable goods as defined in the Dutch corporate income tax legislation.

14.6	Tax records

All books, records, administration and other data and documents of the Business relating to Tax shall be properly stored by the Purchaser for the minimum statutory term as applicable under the applicable Tax laws. Copies of such books, records, administration and other data and documents will be made available to the Seller upon request.

14.7	The Purchaser shall, within 20 Business Days after having received the respective invoice from the Seller, reimburse the Seller for any and all VAT due and paid by the latter with respect to the Accounts Receivable.

15	TRANSITIONAL PROVISIONS

15.1	Insurances

At the sole discretion of the Purchaser, the Seller shall ensure that all insurance cover in respect of the Business and Assets in its jurisdiction, including the insurance policies with respect to (i) the transportation of Essure products, (ii) the storage of Essure products, (iii) the office and warehouse space rented by the Purchaser under the Lease Agreement and (iv) long-term sick leave of the Employees, is continued after Completion on a month to month basis until termination or expiry of the Administrative Services Agreement. The Purchaser shall pay or procure the payment of the usual insurance premiums to the Seller due in respect of those insurances still being used by the Business after Completion.

16	CONFIDENTIALITY AND ANNOUNCEMENTS

16.1	No Party shall disclose or make accessible to anyone:

(k)	the terms of this Agreement;

(l)	the subject matter of negotiations between the Parties in connection with the Transaction;

(m)	any other information (including any public announcement) in relation to the Transaction or the Agreement; or

(n)	any confidential or secret knowledge or information with respect to any aspect of the respective businesses of each Party;

without the prior written approval of the other Parties, unless such disclosure is required by law, pursuant to an order of a competent court or Governmental Authority or stock exchange regulations. If law, a competent court or Governmental Authority order and/or stock exchange regulations require disclosure, the Parties will consult with each other to the extent reasonably possible, regarding the substance of any such disclosure prior to the time when such disclosure is required to be made, and the disclosing Party shall take the interests of the other Parties into account to the extent reasonably possible.

16.2	The Parties may disclose the information in Clause 16.1 to those persons or corporate bodies to the extent necessary for their internal decision-making in connection with the Transaction.

16.3	In the event that the Transaction is terminated prior to Completion or Completion does not take place, the Purchaser shall promptly return to the Seller all Due Diligence Information, or in the alternative, shall destroy all such Due Diligence Information and shall certify in writing to the Seller that such destruction has been completed.

16.4	Each Party will issue a notice announcing the Transaction, after agreeing on the respective wording and content thereof, on or before the Completion Date No announcement or press release regarding the Transaction or any element thereof shall be made or issued other than with the prior approval of each of the Parties. This shall not affect any announcement required by applicable law, provided that the Party with an obligation to issue an announcement shall first consult with the other Party and, in respect of contents and timing thereof, take the interests of the other Party into account to the extent reasonably possible.

17	NON-COMPETE AND NON-SOLICITATION

17.1	Until the second anniversary of the Completion Date, the Seller, including its executives, employees, agents, successors and assigns shall not, nor permit that any of its Affiliates shall, engage in or acquire directly or indirectly any entity, undertaking or business that is involved in the business of selling, distributing and/or marketing permanent birth control products in the Netherlands.

17.2	Until the second anniversary of the Completion Date, the Seller, including its executives, employees, agents, successors and assigns shall not, nor permit that any of its Affiliates shall, persuade or cause, or attempt to persuade any Employee to terminate his relationship with the Purchaser, or employ or engage any such Employee.

18	MISCELLANEOUS

18.1	Costs and expenses

Save as expressly otherwise provided in this Agreement, each Party shall bear its own costs and expenses, including the fees and expenses of its legal and other advisers, incurred in connection with this Agreement. The costs and expenses of any notarial documentation required to give effect to the transfer of the Business shall be borne by the Purchaser.

18.2	Assignment

Neither of the Parties shall be entitled to assign (or cause to be transferred, whether by specific or general title) this Agreement or any of its rights or transfer any of the duties or obligations under this Agreement, except for an assignment by the Purchaser to any of its Affiliates, or create any Encumbrance in connection therewith.

18.3	Entire agreement

Each of the Parties to this Agreement confirms that this Agreement represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement including undertakings, arrangements, offer letters, understandings or statements of any nature (whether oral or written) between the Parties with respect thereto.

18.4	Amendments

This Agreement may not be amended, supplemented, changes or terminated nor may any provisions thereof be waived except by a written instrument signed by the Parties.

18.5	Waiver

Except as expressly stated otherwise in the Agreement, no omission or delay on the part of any Party in exercising any right, power, or remedy under this Agreement, shall prejudice or impair such right, power or remedy or be construed as a waiver thereof. Any single or partial exercise of such right, power or remedy shall not preclude any other or future exercise thereof or the exercise of any other right, power or remedy.

18.6	No third party beneficiaries

This Agreement is concluded for the benefit of the Parties and their respective successors and permitted assigns, and nothing herein is intended to nor shall implicitly confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, except to the extent explicitly stated otherwise in this Agreement.

18.7	Invalidity

If any of the provisions of this Agreement, or the applicability thereof to any Party or circumstance, shall be found by a court, arbitrator or other Governmental Authority to be void or unenforceable or in conflict with the law of any state or jurisdiction it shall be deemed severed from this Agreement and it shall not affect or impair:

(o)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(p)	the legality, validity or enforceability under the law of any other relevant jurisdiction of that or any other provision of this Agreement.

18.8	Notices

18.8.1	Any Notice shall be in writing and sent to the following addresses or to such other addresses as the Parties shall have given Notice of pursuant to this Clause.

If to Seller, to:

Name	:	Sigma Medical B.V.

Attn	:	Mr. R. Hogeboom

Address	:	Watermanstraat 66, 7324 AK Apeldoorn, The Netherlands

Fax	:	+31 55 3684466

If to the Purchaser, to:

Name	:	Conceptus Inc.

Attn	:	Mr. L. Villalba

Address	:	331 East Evelyn Avenue, Mountain View, CA 94041, U.S.A.

Fax	:	+1 650 962 5200

18.8.2	Any Notice shall be delivered by hand or courier, or sent by registered post or facsimile, and shall be deemed to have been received or served:

(q)	in the case of delivery by hand or courier service, when delivered;

(r)	in the case of registered post, on the 3rd (third) Business Day following the date of posting;

(s)	in the case of facsimile, when transmitted, as evidenced by a positive facsimile transmission confirmation report.

18.8.3	Any Notice or other communication not received on a Business Day or received after 17h00 on any Business Day in the place of receipt shall be deemed to be received on the next following Business Day.

18.9	Notarial Independence

The Parties acknowledge that the Notary works with Loyens & Loeff N.V., the firm that advises the Purchaser in the Transaction. With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) established by the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), the Parties hereby explicitly agree that:

(t)	the Notary shall execute any notarial deeds related to this Agreement; and

(u)	the Purchaser is assisted and represented by Loyens & Loeff N.V. in relation to this Agreement and any agreements that may be concluded, or disputes that may arise, in connection therewith.

18.10	No right to rescind, annul or dissolve the Agreement

Except as otherwise provided in this Agreement, to the extent permitted by Applicable Law, the Parties hereby waive their rights, if any, to rescind or nullify, in whole or in part (gehele danwel partiële ontbinding en vernietiging), or to demand in legal proceedings the rescission (ontbinding), in whole or in part, nullification (vernietiging) or amendment (wijziging) of, this Agreement (whether on the basis of error (dwaling) or otherwise), or to cancel or terminate (opzeggen) this Agreement.

18.11	Governing law and disputes

18.11.1	This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

18.11.2	Any disputes arising out of or in connection with this Agreement, including regarding the existence, validity or termination of this Agreement, are subject to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

18.12	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original. All the counterparts together shall constitute one and the same instrument.

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IN WITNESS WHEREOF this Asset Sale and Purchase Agreement has been entered into on the date stated at the beginning of this Agreement.

Sigma Medical B.V.

/s/ Reinder Hogeboom
By:	Mr. R. Hogeboom

Title:	Managing Director

Conceptus B.V.

/s/ Gregory Lichtwardt
By:	Mr. G. Lichtwardt

Title:	Managing Director

Annex 1.1

LIST OF DEFINITIONS

Accounts Receivable	Shall have the meaning given to this term in Clause 2.1(c).

Administrative Services Agreement	Shall have the meaning given to this term in Clause 4.1(c).

Affiliates	Means in relation to any person other than an individual, any person which is Controlled by, Controls or is under common Control with, such person.

Agreement	Means this agreement and all of its Annexes and Appendices;

Applicable Law(s)	Means with respect to the relevant subject matter or person, any and all governmental (whether national, supranational, state, provincial, local or any other level), quasi governmental, or self regulatory body’s laws, regulations, ordinances, rules and any other provisions that have force of law or that are generally accepted to have strong persuasive force.

Assets	Shall have the meaning given to this term in Clause 2.

Assumed Liabilities	Shall have the meaning given to this term in Clause 2.3.

Business	Shall have the meaning given to this term in recital (A) of the preamble to the Agreement.

Business Day	Means any day on which the bank are usually open for business in the Netherlands, excluding Saturdays, Sundays and public holidays.

Clauses	Means the clauses of this Agreement.

Completion	Means the transfer of the Assets and Assumed Liabilities and payment of the Purchase Price under the terms and conditions of this Agreement.

Completion Agreement	Means the completion agreement attached hereto as Annex 5.3.

Completion Date	Shall have the meaning given to this term in Clause 5.

Conditions Precedent	Shall have the meaning given to this term in Clause 4.

Contracts	Shall have the meaning given to this term in Clause 22.1(d).

Control	Means (i) the ownership or control (directly or indirectly) of more than 50% of the ownership interests of the relevant person; or (ii) the right to appoint or remove (or the ability (whether in law or fact) to direct the appointment or removal of) the members of the governing body of the relevant person holding a majority of the voting rights at meetings of the governing body on all, or substantially all, matters.

Damages	means the aggregate of all payments necessary for the Purchaser to be brought in the position it or they would have been in, if the Seller Breach had not occurred, inclusive (i) any direct and indirect damages; (ii) loss of profit; and (iii) all costs and expenses made and incurred by the Purchaser in connection therewith (inclusive fees of outside advisors and legal counsel);

Data Room	Means the documents contained in the physical data room prepared by the Seller for the purpose of facilitating the Due Diligence Investigation and enabling the Purchaser and its Representatives to evaluate the Business.

DCC	Means the Dutch Civil Code.

Distribution Agreement	Shall have the meaning given to this term in Recital (B).

Due Diligence Investigation	Means the due diligence investigations performed by the Purchaser’s Representatives in respect of commercial, financial, legal, tax, regulatory and other matters relating to the Business.

Employees	Means the persons listed in Annex 6.

Employment Cost

Means (i) the amounts payable or paid to or in respect of the employment of the Employees (including, but not limited to, salary, wages, Tax, employer’s pension contributions, bonus payments, insurance premiums, payments or allowances or any other consideration for employment) and (ii) the costs of providing any non-cash benefits, which the employer is required to provide, by law or contract or customarily provides in connection with such employment (including, but not limited to, other employee benefit provisions).

Employment Contracts	Shall have the meaning given to this term in Clause 2.1(i).

Employment Liabilities	Means any and all damages, losses, costs and expenses, other than Employment Costs, arising out of or connected with employment or the employment relationship, or the (initiation of the) termination of employment, or of the employment relationship (including, but not limited to, all damages, losses, costs and expenses in connection with any claim, award, judgment or agreement for redundancy pay, or damages or compensation for unfair or wrongful dismissal or breach of contract or discrimination).

Encumbrance	Means pledges, mortgages, security interests, charges, claims, options, rights of pre-emption, liens, leasehold interests, tenancies, easements, covenants, rights of way, restrictions on voting or transfer or other restrictions or encumbrances of any nature.

Environmental Law	Means all statutes, applicable law, by-laws, regulations, directives, codes of practice, company environmental plans and codes of conduct, circulars, guidance notes and the like including international and European Union treaties and regulations concerning the protection of human health or the environment or the conditions of the workplace or the generation, transportation, storage, treatment or disposal of a dangerous substance.

Environmental Licence	Means any authorization, licence (including statutory licence), consent or permission required under or in relation to any Environmental Law.

Essure	Shall have the meaning given to this term in Recital (A).

Governmental Authority	Means any international, European Union, national, provincial or local governmental body, regulatory body or authority exercising an executive, legislative, judicial, regulatory, administrative or other governmental function with jurisdiction in respect of the relevant matter.

Initial Purchase Price	Shall have the meaning given to this term in Clause 3.2.1(a).

Intellectual Property	Shall have the meaning given to this term in Clause 22.1(f).

Inventory	Shall have the meaning given to this term in Clause 22.1(b).

Lease Agreement	Shall have the meaning given to this term in Clause 4.1(b).

Liabilities	Means any direct or indirect liabilities, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, liquidated or unliquidated, secured or unsecured, accrued, absolute, know or unknown, contingent or otherwise.

Licences	Shall have the meaning given to this term in Clause 22.1(e).

Movable Assets	Shall have the meaning given to this term in Clause 22.1(a).

Notary	Means Mr. D.F.M.M. Zaman or any other (deputy) civil law notary ((kandidaat-)notaris) of Loyens & Loeff N.V. in Rotterdam.

Notary Account	Means the trust account (kwaliteitsrekening) of the Notary (account number: 53.10.02.365; IBAN Code: NL84ABNA0531002365; SWIFT / BIC Code: ABNANL2A) in the name of Loyens & Loeff Rotterdam Derdengelden Notariaat, Postbus 2888, 3000 CW Rotterdam at ABN AMRO Bank.

Notice	Means a notice to be given by a Party to another Party under this Agreement.

Parent Guarantee	Shall have the meaning given to this term in Clause 3.2.2.

Party or Parties	Shall have the meaning given in the introduction of this Agreement.

Purchaser	Shall have the meaning given in the introduction of this Agreement.

Purchase Price	Shall have the meaning given to this term in Clause 3.

Purchaser’s Warranties	Shall have the meaning given to this term in Clause 9.6.

Representatives	means any and all persons authorized to represent the entity concerned, whether or not the authority is subject to limitations, as well as any of the professional advisors or other representatives (however named) of such entity;

Seller	Shall have the meaning given in the introduction of this Agreement.

Seller Breach	Shall have the meaning given to this term in Clause 10.

Seller’s Warranties	Shall have the meaning given to this term in Clause 9.

Annex	Means an Annex attached to this Agreement.

Tax	Means all corporate or other income taxes, wage withholding tax, social security contributions, value added and sales tax, capital tax, real property transfer tax (including any related fine, penalty, surcharge or interest) imposed by, or payable to, a tax authority.

Tax Authority	Any Governmental Authority endowed with the authority to enforce obligations in connection with Tax.

Tax Return	Means any Tax return that the Seller is obliged to submit under any Applicable Laws.

Transaction	Means the sale and purchase of the Business, on the terms and subject to the conditions of this Agreement.

Annex 3.2.2

PARENT GUARANTEE

PARENT GUARANTEE

THE UNDERSIGNED:

(1)	Conceptus Inc., a Delaware corporation incorporated in the United States of America, having its registered address at 331 East Evelyn Avenue, Mountain View, CA 94041, U.S.A. (the “Guarantor”);

and

(2)	Sigma Medical B.V., a private company with limited liability, incorporated under the laws of The Netherlands, with corporate seat in Apeldoorn, the Netherlands and having its registered office address at Watermanstraat 66-68, 7324 AK Apeldoorn, The Netherlands (“Sigma”);

WHEREAS:

(A)	The Guarantor is the parent company of Conceptus B.V., a private company with limited liability, incorporated under the laws of The Netherlands, with registered office at Watermanstraat 66, 7324 AK Apeldoorn, The Netherlands (the “Company”);

(B)	Sigma and the Company will on the date hereof enter into an asset sale and purchase agreement (“ASPA”) with respect to the purchase by the Company of the Assets and Assumed Liabilities (as defined in the ASPA) from Sigma;

(C)	The Purchase Price will be paid by the Company in three installments, whereby the first installment, the Initial Purchase Price, will be paid upon Completion and the second and third installments of EUR 250.000,- each, will be paid 6 months respectively 12 months after Completion, save for the possibilities of the Company to set off these amounts as set forth in the ASPA;

(D)	Sigma requires security for the payment of the second and third installments of the Purchase Price as set out in this Parent Guarantee; and

(E)	All terms not otherwise defined herein will have the meaning given to them in the ASPA.

HEREBY DECLARE AS FOLLOWS:

1	Subject to the execution of the Completion Agreement in accordance with the ASPA, the Guarantor irrevocably guarantees to Sigma the performance by the Company of its obligation to pay the second and third installments of the Purchase Price in full when they become due (the “Guaranteed Obligation”) as set forth in Clause 3.2 of the ASPA, only subject to the conditions explicitly agreed upon in this Parent Guarantee.

2	In the event the Company defaults in the performance of the Guaranteed Obligation, the Guarantor shall perform the Guaranteed Obligation, as soon as possible but ultimately within 10 Business Days of the date on which the respective payments by the Company become due.

3	Upon completion of the Guaranteed Obligation, Sigma shall send a written confirmation thereof to the Company and the Guarantor, without any delay.

4	Upon completion of the Guaranteed Obligation, Sigma grants full and final discharge to the Guarantor under this Parent Guarantee.

5	The Guarantor hereby, to the extent legally possible, waives its right to nullify or have nullified or dissolve or have dissolved the legal acts represented by this Parent Guarantee pursuant to the Articles 6:228, 230 and/or 6:265 of the Dutch Civil Code or on any other ground, which waiver is hereby accepted by Sigma.

6	Amendments and supplements to this Parent Guarantee must be made in writing and must be agreed upon by both the Guarantor and Sigma.

7	This Parent Guarantee is governed by and construed in accordance with Dutch law.

8	Any disputes arising from this Parent Guarantee shall be settled by the competent court of Amsterdam, the Netherlands.

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IN WITNESS WHEREOF this Parent Guarantee has been entered into on 3 October 2011

/s/ Julie Brooks
Conceptus Inc. By: Julie Brooks Position: Executive Vice President and Corporate Counsel

/s/ Reinder Hogeboom
Sigma Medical B.V. By: Reinder Hogeboom Position: Managing Director

Annex 9.1

SELLER’S WARRANTIES

SELLER’S WARRANTIES

The representations and warranties as set out in this Annex are limited by and subject to the provisions of the Agreement.

In this Annex capitalized words and phrases shall have the same meaning as described to them in the Agreement, unless specifically defined or stated otherwise in this Annex.

A.	General

A.1	Capacity of sale

1.1	The Seller is duly incorporated and validly existing under the laws of the jurisdiction in which they were incorporated.

1.2	The Seller has the corporate power and authority and has taken the requisite corporate actions to execute this Agreement and to perform its obligations hereunder.

1.3	This Agreement has been duly executed by the Seller and constitutes legal, valid and binding obligations of the Seller.

A.2	Information

2.1	All information supplied by each of the Seller or their advisors to the Purchaser’s Representatives is true and not misleading.

2.2	The particulars relating to the Assets and the Assumed Liabilities set out in the Agreement are true and not misleading. The Seller has provided the Purchaser and/or its Representatives with all information which is reasonably to be considered material for a purchaser of the Business.

A.3	Litigation

There are no litigation or arbitration proceedings which relate to the Assets or the Assumed Liabilities or primarily or exclusively to the Business and there are no such proceedings pending or threatened.

A.4	Terminations

The transaction contemplated by this Agreement will not result in a breach of, or give any third party a right to terminate or vary any contract or relationship in respect of the Business to which the Seller is a party.

A.5	Environmental matters

4.1	The Seller has obtained all Environmental Licences necessary for the operation and conduct of the Business in the applicable jurisdictions and there are no circumstances likely to give rise to any modification, suspension or revocation of an Environmental Licence. The Environmental Licences are all valid and in full force and effect

4.2	The Seller has not in relation to the Business received any written claim, demand, notice, or complaint from a third party (including any Governmental Authority) alleging violation of or liability under any Environmental Law, that has not been withdrawn, settled or otherwise resolved, nor is the Seller aware of any such claim, demand, notice or complaint.

B.	ASSETS

B.1	Assets

1.1	The Seller has good and marketable title to or a valid leasehold interest in, all of the Assets that it uses or operates in the Business.

1.2	None of the Assets are subject to any Encumbrance or any agreement or commitment to give or create any Encumbrance. In respect of any of the Assets which are held under an agreement where a Seller is a lessee or a purchaser for lease, hire, hire purchase or sale on conditional or deferred terms, there has been no material default by such Seller in the performance or observance of any of the provisions of such agreements.]

1.3	Neither the Seller nor any of its Affiliates are party to a transaction pursuant to or as a result of which any of the Assets is liable to be transferred or re-transferred to another person.

1.4	The Assets comprise all of the assets, properties and rights necessary for the continuation of the Business.

B.2	Accounts receivable

2.1	All Accounts Receivable as set forth in Annex 22.1(c) are valid receivables and resulted from transactions in the ordinary course of business for bona fide products delivered or services rendered. As of the date of this Agreement, no written notice has been received from any account debtor that any amount of such Accounts Receivable are subject to any pending or threatened set-off, discount or counterclaim of any kind, other than consistent with past practices pursuant to reserve methodologies.

B.3	Suppliers and customers

3.1	To the Seller’s best knowledge:

(a)	no supplier of the Business has ceased or will cease supplying it or has reduced or will reduce its supplies to it; and

(b)	no customer or client of the Business has terminated or will terminate any contract with it or withdraw or reduce its custom or services with it,

as a result of the proposed acquisition of the Assets and Assumed Liabilities by the Purchaser.

B.4	Contracts and commitments

4.1	Annex 2.1(e) contains a complete list of all Contracts to be assigned by the Seller to the Purchaser at Completion. Each Contract is in full force and effect and binding on the parties thereto in accordance with its terms. The Contracts constitute all material agreements necessary to conduct the Business.

4.2	The Seller is not in material breach or default under any of the Contracts to which it is a party.

4.3	The Seller is not aware of the invalidity of any of the Contracts to which it is a party and has not received notice of termination, rescission, invalidation or claim pursuant to any actual or alleged breach or default of any of the Contracts to which it is a party.

4.4	The Seller is not aware of any potential or envisaged termination, rescission, invalidation or claim in respect of any of the Contracts to be assigned to the Purchaser.

B.5	Intellectual property rights

5.1	The Intellectual Property is the intellectual property which the Seller (in relation to the Business) owns or for which it has made an application and which is to be transferred to the Purchaser in terms of this Agreement. The Intellectual Property is sufficient for the conduct of the Business as before the date of this Agreement.

5.2	The Seller is not aware of any unauthorized use by any person of any Intellectual Property.

5.3	The Seller has taken appropriate measures to protect the Intellectual Property.

5.4	The conduct of the Business by the Seller does not infringe any intellectual property rights of any third party. No claim has been made against the Seller in this regard.

B.6	Movable Assets

The Movable Assets:

(a)	perform and, so far as each Seller is aware, will continue to perform the tasks for which they were designed;

(b)	have been properly serviced and maintained;

(c)	are in satisfactory working order; and

(d)	are not surplus to the requirements of the Business.

B.7	Licences

Annex 2.1(e) lists all Licences owned held or possessed by the Seller that are necessary to own or lease, operate and use the Assets and to carry on and conduct the Business. The Seller has at all times complied with all terms and conditions of applicable Licences and nothing might prejudice the continuation or renewal of any of those Licences and there are no circumstances likely to give rise to any modification, suspension or revocation of a Licence.

B.8	Inventory

The Inventory has been acquired in the ordinary course of business and is of a quality usable and saleable, subject to processing if necessary, in the ordinary course of business.

B.9	Insurance

The Seller has in place and will keep in place for the duration of the Administrative Services Agreement adequate and sufficient insurance coverage with respect to the Business.

B.10	Product liability

10.1	The Seller has in the course of operating the Business not manufactured or sold products in respect of which any product liability claim is outstanding or has been made in the 3 years prior to the date of the Agreement and the Seller is not aware of having manufactured or sold products in respect of which any product liability claim may be made in the future.

10.2	For the purpose of subparagraph 10.1 above, “product liability claim” means a claim made in respect of any product as a result of its failure to comply to a material extent with any warranty or representation (expressly or impliedly made in relation to it) or any applicable law or regulation.

C.	TAX

C.1	Liability

1.1	All Tax required to be paid in respect of the Business for the period up to the Completion Date, has been paid by the Seller.

C.2	Compliance

2.1	No special agreements, rulings or compromises concerning the assessment or payment of Tax have been entered into with the Tax Authority in relation to the Business.

2.2	No disputes exist with any Tax Authority regarding the Tax position of the Business or any of its assets or income.

2.3	The Seller is not liable to pay any penalty, fine, surcharge, interest or similar amount in relation to Taxes in respect of the Business.

2.4	The Seller does not by reason of the Business have a branch, agency or permanent establishment in a country other than the Netherlands, nor are considered to be a branch, agency or permanent establishment of a company in a country resident in another country.

D.	EMPLOYEES

D.1	Particulars of Employees

1.1	The list annexed as Annex 6 contains the names of all of the employees that are employed in the Business and the particulars of their employment. These particulars include:

(a)	name

(b)	age

(c)	location

(d)	current salary (including all benefits),

(e)	length of service,

(f)	type of contract (e.g. full time/part time, indefinite/fixed term).

The particulars set out in that list are true and complete as at the Completion Date. Subject to the stipulations in Clauses 7.2(c) and 12.1(j), no other employees are employed in the Business.

1.2	No Employee listed in Annex 6 has been given notice of termination of his employment and no Employee on that list has terminated his employment of his own accord or indicated his intention of doing so.

1.3	There is no dispute pending or threatened with respect to any of the Employees.

1.4	The Seller has at all times complied with the relevant labor laws and implementing regulations applicable thereto from time to time, including, but not limited to health and safety regulations, social security regulations and income tax regulations.

1.5	There are no employee benefit plans in existence for the benefit of the Employees. To the extent that there are any such employee benefit plans, such arrangements have at all times been operated in accordance with governing rules and terms and laws applicable thereto from time to time, and the signing of the Agreement does not affect any right there under.

1.6	There are no accumulated leave (vakantiedagen) of the Employees which have not been used or given financial compensation for., other than those set forth in Appendix 1.

D.2	Labor relations

2.1	There is no Collective Labor Agreement applicable to the Employees.

D.3	Pension schemes

3.1	The pension arrangement that the Seller has in respect of one of the Employees, Mr. A. Eikelenstam, is with Nationale Nederlanden Leversverzekering Maatschappij N.V. under Contract number 9332577. The Seller has no other pension arrangements in respect of the Employees.

3.2	All premiums and charges required to be paid in connection with the pension arrangements have been paid in full. The Seller has met all of its obligations for present liabilities, whether actual, contingent or latent, conditional or unconditional, in respect of the pension arrangements and related to (termination of) employment up to the Completion Date (including without prejudice to the generality of the foregoing so called back service liabilities).

3.3	The pension arrangements have in all material respects correctly been administered and insured in compliance with their terms and with all laws, regulations and government taxation or funding requirements as applicable from time to time.

3.4	In relation to the Employees, there are not in respect of the pension arrangements, to the Seller’s best knowledge any claims or actions, including without limitation any complaints made under any internal disputes procedure maintained in respect of the pension plans and any references made to the pension and insurance supervisory authority, in progress, pending, threatened or anticipated.

Annex 9.6

PURCHASER’S WARRANTIES

PURCHASER’S WARRANTIES

In this Annex capitalized words and phrases shall have the same meaning as described to them in the Agreement, unless specifically defined or stated otherwise in this Annex.

1.	PURCHASER

1.1	The Purchaser is duly incorporated and validly existing under the laws of the jurisdiction where it has been incorporated.

1.2	The Purchaser meets in all material respects all relevant registration requirements under applicable law.

2.	ENTERING INTO THE AGREEMENT

2.1	The Purchaser has full power and authority to enter into the Agreement and to carry out all its respective obligations there under.

2.2	The Purchaser has obtained or satisfied all corporate, regulatory and other approvals and consents or any other significant conditions, necessary to execute and perform this Agreement and the transactions contemplated by this Agreement.

2.3	The Agreement will constitute the legally valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms and conditions.

2.4	The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will:

(a)	not constitute a breach of any agreement to which Purchaser is a party or by which it is bound;

(b)	be in compliance with Purchaser’s clauses of association or other constitutional documents; and

(c)	not contravene any order, judgment, decree or regulation or any other restriction of any kind by which the Purchaser in bound.

2.5	The Purchaser has and will have sufficient and readily available funds to fulfill its obligations to pay the Purchase Price.

2.6	There are no actions, suits, investigations or other proceedings pending or threatened against the Purchaser, no order, judgment or decree of any court or Governmental Authority applicable to the Purchaser or its properties and no facts or circumstances which could reasonably be expected to give rise to a claim, action, suit or proceeding which could adversely affect the Business or the transactions contemplated herein.

NOTE: Certain Annexes and Exhibits to this Agreement have been omitted in accordance with Item 6.01(b)(2) of Regulation S-K promulgated under the Securities Act of 1933, as amended. Omitted annexes contained lists of:

•	movable assets;

•	inventory;

•	accounts receivable;

•	contracts;

•	licenses;

•	intellectual property;

•	business records;

•	assumed liabilities; and

•	transferring employees.

Omitted exhibits included:

•	form of consultancy agreement;

•	form of lease agreement;

•	form of administrative services agreement;

•	form of completion agreement; and

•	form of settlement agreement.

Conceptus, Inc. hereby undertakes to furnish supplementally a copy of any omitted Annex or Exhibit to the Securities and Exchange Commission upon its request.